UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*


Corvel Corp
(Name of Issuer)

COMMON STOCK
(Title and Class of Securities)

221006109
 (CUSIP Number)

DECEMBER 31, 2006
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP NO. 221006109


1        NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (entities only)

Eaton Vance Management 04-3101341
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)
(a)  [ ]
(b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
NUMBER OF           5        SOLE VOTING POWER
SHARES                             249,477
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY                       -0-
EACH                       7        SOLE DISPOSITIVE POWER
REPORTING                      249,477
PERSON                   8        SHARED DISPOSITIVE POWER
WITH                                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
249,477
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES
(See Instructions)
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
IA
--------------------------------------------------------------------------------










CUSIP NO. 221006109

Item 1.
    (a) Name of Issuer:  Corvel Corp.
    (b) Address of Issuer's Principal Executive Offices:
       2010 Main Street
       Irvine, CA  92614


Item 2.
    (a) Name of Person Filing:    Eaton Vance Management
    (b) Address of Principal Business Office:
        Eaton Vance Management
        255 State Street
        Boston, MA  02109
    (c) Citizenship:       UNITED STATES OF AMERICA
    (d) Title of Class of Securities:  Common Stock
    (e) CUSIP Number: 221006109


Item 3. Eligibility to file Schedule 13G:
	Eaton Vance Management is an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).


Item 4. Ownership.
    (a) Amount beneficially owned:        249,477 shares.
    (b) Percent of Class:  1.8%
    (c) For information on voting and dispositive power with above listed shares, see Items 5-8 of the Cover Page.


Item 5. Ownership of Five Percent or Less of a Class.
        Eaton Vance Management, as of the date hereof, has ceased to be beneficial owner of more than 5% of Corvel Corporation.

Item 6. Ownership of more than Five Percent on Behalf of Another
Person
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on
        N/A

Item 8. Identification and Classification of Members of the Group.
        N/A

Item 9. Notice of Dissolution of Group.
        N/A.


Item 10.  Certification.

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: January 29, 2007

Eaton Vance Management.

By:/s/ Paul M. O?Neil
Paul M. O?Neil
Vice President